EXECUTION COPY


                                    AGREEMENT

          THIS AGREEMENT, dated as of June 1, 2004 (the "Agreement"), by and between Viacom, Inc. a Delaware corporation (the "Company"), and Mel Karmazin (the "Executive").

          WHEREAS, the Company and the Executive are parties to a certain Employment Agreement, dated as of March 20, 2003 (the "Employment Agreement");

          WHEREAS, the Company and the Executive have mutually agreed that the Executive shall resign from service as a member of the Board of Directors of the Company (the "Board"), President and Chief Operating Officer of the Company, and as an employee of the Company, as of the Resignation Date (as defined below);

          WHEREAS, the Company and the Executive believe that it is in the best interest of the Company to have the Executive be available to provide transition-related consulting services for the Company following his resignation;

          WHEREAS, except as otherwise set forth herein, the parties intend that this Agreement shall set forth the terms of the Executive's resignation and consultancy and shall be a supplement to the Employment Agreement, which shall remain in full force and effect with respect to post-resignation obligations.

          NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth in this Agreement, the parties hereto hereby agree as follows:

          1. Employment Agreement. Except as expressly provided herein, the Employment Agreement shall remain in full force and effect for all obligations pertaining to the Executive and the Company following the Executive's resignation of his employment, if and to the extent, and only for the periods, if any, set forth in the Employment Agreement, including, without limitation, the covenants regarding confidentiality, non-solicitation, Company ownership and non-disparagement. Without acknowledging whether or not the Executive has the right to resign with "Good Reason" under the Employment Agreement, for purposes of this Agreement and the Employment Agreement, the Executive shall be deemed to have resigned for Good Reason.

          2. Resignation Date. The Executive hereby resigns from his employment and service as member of the Board, President and Chief Operating Officer of the Company and as an officer and member of the boards of directors of the Company's direct and indirect subsidiaries, including, without limitation, Blockbuster, Inc., effective as of June 1, 2004 (the "Resignation Date"). In addition, and without limiting the right of the Executive to resign on his own initiative, the Executive agrees to promptly resign from the Board of Directors of Westwood One, Inc. if so requested by the Company in writing at any time on or following the Resignation Date.

          3. Payments and Benefits. Viacom shall pay and provide the Executive with the payments and benefits provided in Section 9(e) of the Employment Agreement as if the Executive resigned for Good Reason with an effective date of the Resignation Date, provided that the Executive does not revoke this Agreement during the Revocation Period (as defined below). A schedule of the bonus payments in accordance with Section 9(e)(ii) of the Employment


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Agreement is attached hereto as Exhibit A, a schedule of the Deferred
Compensation payments in accordance with Section 9(e)(iii) of the Employment Agreement is attached hereto as Exhibit B, and a schedule of the Executive's outstanding stock options or other equity-based compensation (including those newly-vested pursuant to Section 9(e)(vii) of the Employment Agreement) as of the Resignation Date is attached hereto as Exhibit C. The Company represents that Exhibits A through C are accurate and acknowledges that the Executive has not had the opportunity to verify their contents. In the event it is subsequently determined that any such Exhibit is incorrect in any respect, the Company shall promptly correct such Exhibit and, following such correction the Executive shall have no additional recourse against the Company for breach of the foregoing representation. The Company and the Executive agree that the option to acquire 550,000 shares of the Company's Class B Common Stock granted to the Executive on May 19, 2004 shall not vest and shall be cancelled, without any further action by the parties hereto, effective as of the Resignation Date, notwithstanding anything to the contrary contained herein or in the Employment Agreement or the fact that such cancellation would otherwise be inconsistent with the Executive being deemed to resign for Good Reason; provided that the Executive does not revoke this Agreement during the Revocation Period.

          4. Consulting Arrangement. In partial consideration of the payments and benefits provided to the Executive hereunder, the Executive agrees to make himself available to provide consulting services on a limited basis to the Company for the period (the "Consulting Period") beginning on the Resignation Date and continuing until the end of the sixty (60) calendar day period thereafter. The Executive's services hereunder during the Consulting Period shall consist of providing advice and assistance concerning management transition issues and advice regarding the Company's business and operations. The Executive shall provide such consulting services at such time and place and in such manner as may be reasonably agreed from time to time by the Executive and the Company, taking into consideration and subject to the Executive's other business commitments, including obligations to any new employer. During the Consulting Period, the Company shall reimburse the Executive for reasonable out-of-pocket expenses incurred in connection with the Executive's performance of such consulting services. Such expenses shall be reimbursed upon submission of written evidence in accordance with the Company's expense reimbursement policies, as in effect from time to time.

          5. Release by the Executive.

          (a) General Release. In consideration of the payments and benefits provided to the Executive under this Agreement and the Employment Agreement, in connection with his resignation and after consultation with counsel, the Executive, and each of the Executive's respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the "Releasors") hereby irrevocably and unconditionally release and forever discharge the Company and any of its affiliates or predecessors (collectively, the "Company Group") and each of their respective officers, employees, directors, shareholders and agents from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, "Claims"), including, without limitation, any Claims arising under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993, or any other federal, state, local or foreign law, that the


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Releasors may have, or in the future may possess, arising out of (i) the
Executive's employment relationship with and service as an employee, officer or director of the Company Group, and the termination of such relationship or service, or (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth in this Section 5(a) shall not apply to (i) the obligations of the Company under this Agreement and the continuing obligations of the Company under the Employment Agreement and (ii) any indemnification rights the Executive may have in accordance with the Company's governance instruments or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of the Executive's service as an officer and employee of the Company. The Releasors further agree that the payments and benefits described in this Agreement (including the applicable post-resignation obligations of the Company under the Employment Agreement) shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Company Group arising out of the Executive's employment relationship or the Executive's service as an employee, officer and director of the Company Group and the termination thereof other than rights under any and all Company benefit plans and programs in accordance with the terms of such plans or programs.

          (b) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under this Agreement, the Releasors hereby unconditionally release and forever discharge the Company Group, and each of their respective officers, employees, directors, shareholders and agents from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder ("ADEA"). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive's release of claims arising under ADEA and, the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than twenty-one (21) days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto;
(iii) the Executive is providing the release and discharge set forth in this
Section 5(b) only in exchange for consideration in addition to anything of value to which the Executive is already entitled; and (iv) that the Executive knowingly and voluntarily accepts the terms of this Agreement.

          (c) No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released under this Section 5.

          (d) Claims. The Executive agrees that he has not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit, or administrative agency proceeding, or action at law or otherwise against any member of the Company Group or any of their respective officers, employees, directors, shareholders or agents.

          7. Release by the Company. In consideration of the Executive's waiver and release of claims set forth above and the other obligations of the Executive hereunder, the


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Company Group, for itself, and their respective officers, directors, employees, shareholders and agents, hereby irrevocably and unconditionally releases and forever discharges the Executive, his family, his estate, his agents, attorneys, his heirs, executors, administrators, representatives, successors and assigns from and against any and all Claims that they may have or in the future may possess, relating to or arising out of, directly or indirectly, (i) the Executive's employment relationship with and service as a director, employee or officer of the Company Group and the termination of such relationship or service or (ii) any event, condition circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that this release shall not apply to any of the Executive's obligations under this Agreement or any of the applicable post-Resignation Date obligations of the Executive under the Employment Agreement. Nothing in this Agreement or the Employment Agreement, including Section 4 hereof, shall in any way limit the right of the Executive to become an officer or employee of any entity at any time following the Resignation Date.

          8. Continued Membership on NYSE Board of Executives. The Company acknowledges and agrees that until the Resignation Date, the Executive served as a member of either the Board of Executives or the Board of Directors of the New York Stock Exchange (the "NYSE") at the request of the Company. Accordingly, the Executive shall be indemnified by the Company, and entitled to coverage under the Company's directors' and officers' liability insurance policies, in connection with any acts or omissions of the Executive in his capacity as a member of the Board of Executives or the Board of Directors of the NYSE occurring prior to the Resignation Date. Without limiting the foregoing or anything contained in paragraph 13 of the Employment Agreement, the Executive acknowledges and agrees that effective as of the Resignation Date, the Executive's membership on the Board of Executives of the NYSE shall no longer be deemed to be pursuant to the request of the Company and the Executive shall not be entitled to any indemnification by the Company or continued coverage under any directors' and officers' liability insurance policy maintained by the Company in connection with any acts or omissions of the Executive in his capacity as a member of the Board of Executives of the NYSE occurring following the Resignation Date.

          9. Press Release. The Company will issue a press release on June 1, 2004, in a form to be mutually agreed by the parties hereto.

          11. Entire Agreement. This Agreement and the Employment Agreement represent the entire agreement of the parties concerning the subject matter hereof.

          12. Revocation. This Agreement may be revoked by the Executive by a written instrument within the seven (7)-day period commencing on the date the Executive signs this Agreement (the "Revocation Period"). In the event of any such revocation by the Executive, all obligations of the parties under this Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by the Company prior to the expiration of the Revocation Period.

          13. Effective Date of Agreement. This Agreement shall become effective on June 1, 2004.


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          14. Death. In the event of the Executive's death, with respect to any payments, entitlements or benefits payable or due hereunder or under the Employment Agreement, references in this Agreement or in the Employment Agreement to, respectively, "the Executive" or "you" shall be deemed to refer, where appropriate, to the Executive's legal representatives or his beneficiary or beneficiaries. Without limiting the foregoing, the parties hereto acknowledge and agree that paragraph 10 of the Employment Agreement is void and has no further force or effect.

          15. Miscellaneous. The miscellaneous provisions contained in paragraphs 14 through 19 of the Employment Agreement are incorporated herein by reference and made a part of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                   VIACOM INC.


                                   By:/s/ Michael D. Fricklas
                                      --------------------------------------
                                      Michael D. Fricklas
                                      Executive Vice President, General
                                      Counsel and Secretary



                                   By:/s/ Mel Karmazin
                                      --------------------------------------
                                      Mel Karmazin


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